(logo)BANK OF HAWAII



			  REPORT OF MANAGEMENT



We, as members of management of the Bank of Hawaii and it's Mortgage Loan Servicing Department, are responsible for complying with the minimum servicing standards as set forth in the Mortgage Bankers Association of America's UNIFORM SINGLE ATTESTATION PROGRAM FOR MORTGAGE BANKERS (USAP). We are also responsible for establishing and maintaining effective internal control over compliance with these standards. We have performed an evaluation of Bank of Hawaii's compliance with the minimum servicing standards as set forth in the USAP as of December 31, 1995 and for the year then ended. Based on this evaluation, we assert that during the year ended December 31, 1995, Bank of Hawaii complied with the minimum servicing standards set forth in the USAP.



				       /s/Denis K. Isono
				       Denis K. Isono
				       Senior Vice President and Controller
				       Bank of Hawaii



				      /s/Shari Murata
				      Shari Murata, Manager
				      Mortgage Loan Servicing Department
				      Bank of Hawaii



February 15, 1996



 MORTGAGE LOAN SERVICING DEPARTMENT P0 BOX 3650 HONOLULU HAWAII 96811-3650
		       TELEPHONE (808) 524-7976